Exhibit 99.1

DUCOMMUN INCORPORATED

2006 BONUS PLAN SUMMARY

PURPOSE: Reward achievement of Annual Operating Plans to build profitability and provide competitive compensation levels for above average results.

CONCEPT: Formula-based incentive plan driven by net income (corporate), EBITA (subsidiaries) and cash flow (corporate and subsidiaries).

PARTICIPANTS: Six corporate positions, two subsidiary presidents, and fifteen other key subsidiary officers as set forth on Schedules A and D.

INCENTIVE AWARD RANGES: 0% to 150% of salary predicated on position.

INCENTIVE AWARD: Based on combination of:

1.	Total Corporate performance to Target.

2.	Subsidiary performance to Target.

3.	Individual manager performance rating.

All awards to six corporate positions, two subsidiary presidents, and fifteen other key subsidiary officers subject to the approval of the Compensation Committee of the Board of Directors. All other awards subject to approval of CEO.

The Compensation Committee, in its discretion, may award bonus even if incentive plan financial targets are not met.

DUCOMMUN INCORPORATED

2006 BONUS PLAN

(in $000s)

Definitions

Net Income	=	Ducommun consolidated net income excluding any write-off of goodwill and other intangibles

EBITA	=	Earning before interest, income taxes, amortization and corporate fee

Cash Flow (for corporate)	=	Cash flow from operating activities

Cash Flow (for operating units)	=	Cash flow from operating activities plus corporate fee, plus interest allocation, plus income taxes

General

•	No bonus will be paid to corporate or any subsidiary management unless Ducommun Net Income equals or exceeds 100% of Target; no bonus will be paid to any subsidiary management unless EBITA of their operating unit equals or exceeds 100% of Target.

•	Bonus targets for the persons covered by this Plan are expressed as a percentage of average 2006 salaries as set forth on Schedules A and D.

•	Any person added to the Plan during the year must be approved by the CEO of Ducommun, and will be eligible to receive a pro rata bonus for the portion of the year employed.

•	To be eligible to receive a bonus award, a person must be employed by Ducommun or a subsidiary at the time of payment of the bonus in the first quarter of 2007.

•	All amounts shall be calculated after accrual, and/or allocation of the accrual from corporate, of the bonuses applicable to the particular operating unit.

•	All bonus pool amounts shall be calculated on a linear basis for performance between two data points.

•	All bonus awards to the persons listed on Schedules A and D are subject to the approval and are at the discretion of the Compensation Committee of the Board of Directors of Ducommun. The Compensation Committee shall make all interpretations of this Plan, and shall have discretion to make exceptions or adjustments as it deems appropriate.

Corporate

•	Based one-half on Net Income and one-half on Cash Flow relative to Target as set forth on Schedule B.

•	Shortfall in performance on one metric may be offset by over performance on the other metric. (For example, 100% of Target for Cash Flow and 150% of Target for Net Income earns Target bonus.)

Operating Units

•	Based one-half on the operating unit EBITA and one-half on the operating unit Cash Flow relative to Target set forth on Schedule B, subject to limits based on Ducommun Net Income.

•	Operating unit bonus awards are subject to the following limitations based on Ducommun Net Income regardless of the specific operating unit performance:

Ducommun Net Income	Maximum Bonus For Operating Unit

Less than 100% of Target	None

100 – 124% of Target	Target Bonus

125 – 149% of Target	2 x Target Bonus

150% + of Target	3 x Target Bonus

•	Shortfall in performance on one metric may be offset by over performance on the other metric.